Exhibit 99.3

Execution Version

EQUITY COMMITMENT LETTER

PRIVET CAPITAL INVESTMENTS II, LP

79 West Paces Ferry Road

Suite 200-B

Atlanta, GA 30305

February 12, 2018

Hardinge Holdings, LLC

c/o Privet Fund Management LLC

79 West Paces Ferry Road

Suite 200-B

Atlanta, GA 30305

Ladies and Gentlemen:

Pursuant to this letter agreement (this “Letter”), Privet Capital Investments II, LP, a Delaware limited partnership (“Investor”), is pleased to offer this commitment in connection with that certain Agreement and Plan of Merger, dated as of February 11, 2018 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Hardinge Holdings, LLC, a Delaware limited liability company (“Parent”), Hardinge Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and Hardinge Inc., a New York corporation (the “Company”), pursuant to which Acquisition Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. All dollar amounts in this Letter refer to USD.

1.                  Commitment. Subject to the terms and conditions of this Letter, Investor hereby irrevocably commits and agrees to, at or prior to the Closing, contribute or cause to be contributed to Parent an amount up to $85,000,000 (the “Commitment”) in exchange for the issuance to Investor of equity securities of Parent, which together with the 1,315,090 shares of Company Common Stock to be contributed to Parent prior to the Closing as set forth in the Merger Agreement and the Support Agreement (the “Roll-Over Equity”), represents 100% of the consolidated equity capitalization of Parent; provided that, Investor shall not, under any circumstances, be obligated to contribute or otherwise provide to Parent any amount exceeding the Commitment and the Roll-Over Equity. The proceeds of the Commitment will be used by Parent solely to fund a portion of the Merger Consideration to be paid pursuant to the Merger Agreement and to pay related fees and expenses.

2.                  Conditions Precedent. The obligations of Investor to consummate this commitment are conditioned upon:

(a)           the satisfaction or waiver of all conditions precedent to the Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) at the time when the Closing is to occur;

(b)               the Debt Financing has been funded in accordance with its terms or will be funded at the Closing in accordance with its terms if the Equity Financing is funded at the Closing; and

(c)               the substantially concurrent consummation of the Closing.

3.                  Recourse. Notwithstanding anything that may be expressed or implied in this Letter, except with respect to the Company’s ability to obtain specific performance of the obligations of Parent or Acquisition Sub set forth in the Merger Agreement or with respect to the performance of the obligations by Privet Fund LP set forth in the Limited Guaranty, (a) Parent, by its acceptance hereof, and the Company, in its capacity as an express third party beneficiary of this Letter, has no right of recovery against, and no personal liability shall attach to and no recourse hereunder or under any documents or instruments delivered in connection herewith may be had with respect to the Commitment contemplated by this Letter against any officer, agent, employee, controlling person, current or former direct or indirect holder of any equity interests or securities of Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), or any affiliate of Investor, or any former, current or future director, officer, employee, partner, holder of equity interests, affiliate, member, manager, controlling person, agent or representative of any of the foregoing or any of their respective successors or permitted assigns (in each case, other than Investor) (any such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Related Person under this Letter or any documents or instruments delivered in connection herewith or with the Merger for any claim based on, in respect of or by reason of such obligations or by their creation.

4.                  Effective Date; Expiration. The obligations of Investor under this Letter, including the obligation to fund the Commitment, are effective on the date hereof, and such obligations will expire and terminate automatically and immediately upon the earliest to occur of (i) the Closing pursuant to and in accordance with the Merger Agreement (at which time, Investor’s obligations will be deemed fulfilled) or (ii) the valid termination of the Merger Agreement in accordance with its terms (including the payment in full of the Reverse Termination Fee, if applicable); provided, however, that Sections 9 through 12 shall survive any termination hereof.

5.                  Representations, Warranties and Covenants. Investor hereby represents, warrants and covenants to Parent as follows:

(a)               it is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to execute, deliver and perform this Letter;

(b)              the execution, delivery and performance of this Letter (i) have been duly and validly authorized by all necessary action and no additional proceedings are necessary to authorize such execution, delivery and performance of this Letter, and (ii) do not contravene or violate any provision of Investor’s limited partnership agreement or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on Investor or its assets except in the case of this clause (ii) to the extent that such contravention or violation would not reasonably be expected to prevent or materially delay Investor from performing its obligations hereunder;

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(c)               this Letter (assuming due authorization, execution and delivery by Parent) constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d)               all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Letter by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Letter; and

(e)               Investor has, and will have at all times prior to the Closing, the financial capacity to fulfill the Commitment in the form of binding, uncalled capital commitments in the amount of the Commitment. Investor has no reason to believe that any such capital commitment will not be made prior to the Closing. Investor shall use its reasonable best efforts take all necessary action to call such capital commitments as required to consummate the Closing, up to the amount of the Commitment, prior to the Closing.  For avoidance of doubt, in no event shall receipt of any such capital commitments be a condition to Investor’s obligation to fund the full amount of the Commitment on the Closing on the terms set forth herein.

6.                  No Assignment. The commitment evidenced by this Letter is not assignable by Parent, on the one hand, or Investor, on the other hand; provided that the commitment evidenced by this Letter is assignable (a) by Parent to subsidiaries or affiliates of Parent that are assignees of Parent’s obligations under the Merger Agreement pursuant to a valid assignment of such obligations by Parent pursuant to the terms thereof; and (b) by Investor to affiliates of Investor or funds managed, advised or controlled by Investor or any of its affiliates; provided, however, that, any such assignment shall not relieve Investor of its obligations hereunder except in the case of clause (b) to the extent actually performed or satisfied by the assignee.

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7.                  Guaranty. Concurrently with the execution and delivery of this Letter, Privet Fund LP is executing and delivering to the Company a limited guaranty (the “Guaranty”) relating to certain obligations of Parent and Acquisition Sub under the Merger Agreement and the obligations of Investor under this Letter. Except with respect to the Company’s ability to obtain specific performance of the obligations of Parent or Acquisition Sub set forth in the Merger Agreement or with respect to the performance of the obligations by Privet Fund LP set forth in the Limited Guaranty, the Company’s (a) rights under Section 9 to enforce this Letter and (b) remedies against Privet Fund LP under the Guaranty shall, and are intended to, be the Company’s sole and exclusive direct or indirect remedy (whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Investor, Parent or Acquisition Sub against any Related Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise) available to the Company, its shareholders and its affiliates against Privet Fund LP, Investor or any Related Person, and the Company and its affiliates shall not have, and are not intended to have, any other right of recovery against Privet Fund LP, Investor or any Related Person for any liability, loss, damage or recovery of any kind arising under or in connection with any breach of the Merger Agreement (whether willfully, intentionally, unintentionally or otherwise) or of the failure of the Merger to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to be made in connection therewith (written or oral and whether or not Parent’s or Acquisition Sub’s breach is caused by the breach by Privet Fund LP or Investor of their respective obligations under this Letter).

8.                  Confidentiality. This Letter shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This Letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Investor; provided that no such written consent shall be required for disclosures to Parent’s and Investor’s affiliates, and to Parent’s, Investor’s and such affiliates’ respective partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-sponsors, related investment funds, consultants and other representatives, and representatives of any thereof, so long as such persons are directed to treat such information as confidential. Notwithstanding the foregoing, this Letter may be provided to the Company and by the Company to its advisors who have been directed to treat this Letter as confidential; provided that Investor (and its affiliates), Parent (and its affiliates) and the Company may disclose this Letter (or the existence thereof) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Merger.

9.                   Third Party Beneficiary. Subject to the last sentence of this Section 9, no person or entity other than Parent is entitled to rely upon this Letter, and this Letter is binding upon and inures solely to the benefit of each party hereto, and nothing herein (including, without limitation, the Merger Agreement or the Guaranty), express or implied, is intended to or confers upon any other person any rights, benefits or remedies whatsoever under or by reason of this commitment. In furtherance of the foregoing and for the avoidance of doubt, no creditor of Investor, Parent or any of their respective affiliates (other than the Company) shall have any right to enforce this Letter or to cause Parent to enforce this Letter. Parent shall be entitled to specific performance of Investor’s obligation to cause the Commitment to be funded on the terms and subject to the conditions set forth herein. Notwithstanding the foregoing or anything else in this Letter to the contrary, the Company (a) is an express third party beneficiary to this Letter for purposes of enforcing the Investor’s obligations to cause the Commitment to be funded on the terms and subject to the conditions set forth herein and (b) shall be entitled to specific performance of such obligations if and only to the extent that the Company is entitled to specific performance of Parent and Acquisition Sub’s obligations to cause the Equity Financing to be funded pursuant to the penultimate sentence of Section 8.3(c) of the Merger Agreement.

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10.                  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.                  Governing Law; Jurisdiction.

(a)               This Letter and the obligations hereunder will be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provisions or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b)               Any (i) dispute, controversy, claim, action or proceeding between the parties hereto that arises out of, relates to or is in any manner connected with this Letter, including any question regarding the rights and obligations arising hereunder or the validity, termination of or performance or non-performance under, this Letter, (ii) breach of this Letter, or (iii) other claim (including tort claims and including recognition and enforcement of any judgment in respect of this Letter and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns), which arises out of, relates to or is in any manner connected with this Letter or any documents or instruments delivered in connection herewith, shall be exclusively referred to, brought in and/or determined by the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom.

 (c )            Each of the parties hereto hereby (a) expressly, irrevocably, and unconditionally submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom in the event any dispute arises out of this Letter or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (c) agrees that it will not bring any action relating to this Letter or the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of the State of New York, County of New York) and the appropriate appellate courts therefrom, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Letter and (e) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of New York (or, if that court does not have jurisdiction, the Supreme Court of New York, County of New York) and the appropriate appellate courts therefrom. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. The parties hereby further agree that New York state or United States Federal courts sitting in New York County, State of New York shall have exclusive jurisdiction over any action (whether at law, in equity, in contract, in tort or otherwise) brought against any Financing Source in connection with the transactions contemplated under this Letter.

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(d)               The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the parties hereto.

12.                  Miscellaneous.

(a)               The headings contained in this Letter are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

(b)               This Letter constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and statements, both written and oral, between Investor or Parent with respect to the transactions contemplated hereby.

(c)               This Letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Investor and Parent, and solely to the extent such amendment, waiver or modification would reasonably be expected to be adverse to the Company in its capacity as an express third party beneficiary hereto.

(d)               Each provision of this Letter shall be considered separable, and if for any reason any provision or provisions hereof are determined to be invalid or contrary to any existing or future Law, such invalidity shall not impair the operation of or affect those portions of this Letter that are valid.

(e)               This Letter may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will be one and the same agreement. The execution and delivery of this Letter may be effected by facsimile or any other electronic means.

[Signature Page Follows]

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If the foregoing is acceptable to you, please sign and return a copy of this Letter where indicated below.

Very truly yours,

PRIVET CAPITAL INVESTMENTS II, LP

By: Privet Capital Management LLC, its General Partner

By: /s/ Ryan Levenson

Ryan Levenson

Managing Member

Acknowledged and agreed to this 11th day of February, 2018

HARDINGE HOLDINGS, LLC

By: Privet Fund Management LLC, its Manager

By: /s/ Ryan Levenson

Ryan Levenson

Managing Member

[Signature Page to Equity Commitment Letter]